SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
 ____________________
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 4, 2016

SavDen Group Corp.
 (Exact name of registrant as specified in its charter)

Nevada	333-205121	61-1748334
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Griegstrasse, 9 – Nesonova, Stuttgart, Germany 70195	70195
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  +44 20 8133 4952

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.  Changes In Control of Registrant
On April 20, 2016, Denis Savinskii (the “Seller” or "Savinskii") entered into a Stock Purchase Agreement with KIMHO Consultants Co. Limited, a Hong Kong limited company that is 100% owned and controlled by Kimberly Leung (“Purchaser” or “KIMHO”), pursuant to which the Seller sold to the Purchaser an aggregate of 5,000,000 shares (“Shares”) of SavDen Group Corp., a Nevada corporation (the “Company”) common stock, representing approximately 79.5% of the total issued and outstanding shares of common stock, for total consideration of US$381,300, including $356,300 for the purchase of the Shares and reimbursement of Seller’s transaction expenses equal to $25,000. The source of the purchase price was working capital of the Purchaser. We refer to the transaction consummated under the Stock Purchase Agreement as the “Transaction.”
Prior to the closing of the Transaction, the sole officer and director of the Company was Mr. Savinskii. Mr. Savinskii resigned from his positions as President, Secretary, Treasurer and Chief Financial Officer and also resigned from his position as the sole director of the Company. In his capacity as a director, Mr. Savinskii appointed Mr. CHAN Wai Lun to fill the vacancy created by his resignation as the sole officer of the Company, and also appointed him to serve as a director of the Company.
The following table sets forth certain information as of May 4, 2015 with respect to the beneficial ownership of the Company’s outstanding common stock immediately following the closing of the Transaction.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned (2)
KIMHO Consultants Co. Limited (1)	5,000,000	79.5%

(1)
The address of KIMHO Consultants Co. Limited is Unit C, 10/F Southtex Building, 51 Tsun Yip Street, Kwun Tong, Hong Kong. KIMHO is 100% owned and controlled by Kimberly Leung, its sole shareholder and Managing Director. KIMHO has directed that the Shares be registered in the name of a British Virgin Islands company that is also 100% owned and controlled by Ms. Leung, namely Sino Expertise Limited. Ms. Leung, as the Managing Director of Sino Expertise Limited, has sole voting and investment power over the Shares.

(2)	Percentage ownership is based on 6,290,000 shares of common stock outstanding as of May 4, 2016. There are no outstanding options, warrants or other securities convertible into our common stock.
The change in control did not result in a change of the Company’s  business. Other than the transactions and agreements disclosed in this Current Report on Form 8-K, we know of no arrangements which may result in a change in control at a subsequent date.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
In connection with the closing of the Transaction, Mr. Savinskii resigned from his positions as President, Secretary, Treasurer and Chief Financial Officer and as the Company’s sole director. In his capacity as a director, Mr. Savinskii appointed CHAN Wai Lun to fill the vacancies created by his resignation as the sole officer of the Company, and also appointed him to serve as a director of the Company. There were no disagreements between Mr. Savinskii and the Company on any matter relating to the Company’s operations, policies or practices which resulted in his resignation.

Mr. CHAN, age 40, has 16 years experience in the fields of investment, finance and stock exchange listings.  In 2000, at the age of 25, Mr. Chan started Chi Yi Holdings (now known as GET Holdings Ltd. (HKEX: 8100)), which assisted companies in becoming listed on the Hong Kong Stock Exchange.  He served as Executive Director and Chief Executive Officer of Chi Yi Holdings until 2003.  Since that time, he has served as a consultant to several companies, assisting them with all aspects of organization, capital-raising and international expansion.  His areas of expertise include mergers and acquisitions and corporate restructuring. Currently, he organizes training courses on overseas listing through Jiao Tong University in Shanghai.  Mr. Chan is a graduate of Newport University California USA with a degree in Electronic and Communication Engineering.
There is no employment agreement between the Company and Mr. CHAN, nor is there any arrangement or plan in which we provide compensation, bonus, pension, retirement or similar benefits to Mr. CHAN. There have been no transactions to which the Company was or is to be a party, in which Mr. CHAN had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SavDen Group Corp.

/s/ Denis Savinskii
Denis Savinskii
 Chief Executive Officer

Date: May 10, 2016